                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        CB Richard Ellis Services, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          [LOGO OF CB RICHARD ELLIS]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

  You are invited to attend the Annual Meeting of Stockholders of CB RICHARD ELLIS SERVICES, INC., a Delaware corporation (the "Company"), to be held on Tuesday, May 16, 2000, at 8:00 a.m., local time, at The Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California, to consider and act upon the following matters:

  1. To elect thirteen (13) Directors to serve as such until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To approve an amendment to the Company's Deferred Compensation Plan to increase the authorized shares of newly issued Common Stock, par value $0.01, from 500,000 to 1,650,000;

  3. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for 2000; and

  4. To consider and act upon such other matters as may properly come before the meeting.

  Only stockholders of record at the close of business on March 23, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES PRIOR TO THE EXERCISE THEREOF AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES J. DIDION
                                          JAMES J. DIDION
                                          Chairman of the Board

El Segundo, California
March 31, 2000

                        CB RICHARD ELLIS SERVICES, INC.
                         200 North Sepulveda Boulevard
                       El Segundo, California 90245-4380

                                PROXY STATEMENT

  This Proxy Statement ("Proxy Statement") is furnished to holders of Common Stock ("Common Stock") of CB Richard Ellis Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 16, 2000 (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on March 23, 2000, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 20,434,305 shares of Common Stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share of Common Stock held. The Annual Meeting will be held at 8:00 a.m., local time, at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California. The Company's Proxy Statement and form of proxy are being mailed or delivered to stockholders on approximately April 5, 2000. For purposes of this Proxy Statement, "CBRE" refers to the Company's wholly owned subsidiary, CB Richard Ellis, Inc.

  Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares (other than shares held within the Company's Capital Accumulation Plan (the "Cap Plan")) will be voted FOR the election of all nominees for Director, FOR the approval of the amendments to the Company's Deferred Compensation Plan increasing the authorized shares from 500,000 to 1,650,000 and FOR the ratification of the selection of Arthur Andersen LLP to serve as independent accountants for the Company for 2000. Vanguard Fiduciary Trust Company is the trustee (the "Trustee") for the Cap Plan and will vote the shares of Common Stock held within the Cap Plan ("Cap Plan Shares") as directed on the enclosed proxy card by each plan participant to whose account shares have been credited. The Trustee will vote any Cap Plan Shares for which participant directions are not received with respect to proposals 1, 2, and 3 (election of Directors, approval of amendment to the Deferred Compensation Plan and ratification of appointment of independent accountants) in the same proportion as the shares of Common Stock for which the Trustee did receive participant directions. On March 23, 2000, there were 2,009,838 shares of Common Stock held within the Cap Plan.

  The presence in person or by proxy of the holders of a majority of the Company's outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality vote. All other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes.

  Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

  The expense of soliciting proxies will be borne by the Company. The principal solicitation of proxies is being made by mail and personal delivery; however, additional solicitation may be made by telephone, telegram or other means by Directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

                                PROPOSAL NO. 1

                     NOMINATION AND ELECTION OF DIRECTORS

  The Board of Directors proposes the election of thirteen Directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

                              Stanton D. Anderson
                                 Gary J. Beban
                                Richard C. Blum
                                James J. Didion
                              Bradford M. Freeman
                                Donald M. Koll
                                 Paul C. Leach
                                 David R. Lind
                               Frederic V. Malek
                            Ray Elizabeth Uttenhove
                                W. Brett White
                                Gary L. Wilson
                               Raymond E. Wirta

  Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board at the annual meeting, by or at the direction of the Board, may be made by any nominating committee or person appointed by the Board; nominations may also be made by any stockholder of record of the Company entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth below. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice shall be delivered personally or deposited in the United States mail, or delivered to a common carrier for transmission to the recipient or actually transmitted by the person giving the notice by electronic means to the recipient or sent by other means of written communication, postage or delivery charges prepaid in all such cases, and received at the principal executive offices of the Company addressed to the attention of the Secretary of the Company not less than one hundred twenty
(120) days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date); provided, however, that, in the case of an annual meeting and in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 7th day following the day on which such notice of the date of the scheduled meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the Company that are owned beneficially by the person, (iv) a statement as to the person's citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Company that are owned beneficially by the stockholder. The Company may require any proposed nominee to furnish such other information as may be reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as Director of the Company. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth herein.

  In connection with any annual meeting, the Chairman of the Board (or such other person presiding at such meeting in accordance with the Company's by-
laws) shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Directors and Nominees for Directors

  The following is a description of the positions with the Company presently held by and the business experience for the past five years for each nominee for Director of the Company.

  Stanton D. Anderson, age 59. Mr. Anderson has been a Director of the Company since 1989. From 1995 to 1997, he served as counsel to the law firm of McDermott, Will & Emery and became partner of the firm and head of the Legislative Practice department in 1998. Prior to 1995, Mr. Anderson was founding partner in the law firm of Anderson, Hibey & Blair. He is also a founder of Global USA, Inc., an international consulting company, where he serves as Chairman. He served as Deputy Director of the Republican Convention in 1980, 1984 and 1988, as counsel to the Reagan-Bush Campaign in 1980 and as a Director of the 1980 Presidential Transition. Mr. Anderson serves on the Board of Directors of International Management & Development Group, Ltd., and Center for International Private Enterprise. He is a member of the Board of Advisors of Westmont College. Mr. Anderson holds a B.A. degree from Westmont College and a J.D. degree from Willamette University School of Law.

  Gary J. Beban, age 53. Mr. Beban has been President--Corporate Services since 1997 and a Director since 1989. Mr. Beban has been Senior Executive Managing Director--Global Corporate Advisory Group since 1998. He joined the Company's Los Angeles office in 1970 as an industrial and investment properties specialist and thereafter served in several management positions in Chicago. Mr. Beban was President--Brokerage Services from 1989 to 1997. He is a member of the Industrial Development Research Council and the National Realty Committee. Mr. Beban serves on the Board of Directors of The First American Financial Corporation and its wholly owned subsidiary, First American Title Insurance, Inc. Mr. Beban holds a B.A. degree from the University of California, Los Angeles.

  Richard C. Blum, age 64. Mr. Blum has been a Director of the Company since 1993. He is the Chairman and President of Richard C. Blum & Associates, Inc., a merchant banking firm he founded in 1975. Mr. Blum is a member of the Board of Directors of Northwest Airlines Corporation; Glenborough Realty; URS Corporation and Playtex Products, Inc. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. degree from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. degree from the University of California, Berkeley.

  James J. Didion, age 60. Mr. Didion has been Chairman of the Company since January 1989 and a Director since the Company's incorporation. From 1989 to May of 1999 he served as Chief Executive Officer. Prior to 1989 he served as President of the Company following a career of almost 24 years in sales and management positions in the commercial brokerage operations of CBRE. Mr. Didion is a member and current trustee of the Urban Land Institute. He is also a member of the National Realty Committee and was Chairman of the National Realty Committee from 1993 through June 1996. Mr. Didion holds an A.B. degree from the University of California, Berkeley and serves on the University's Advisory Board for the Haas School of Business.

  Bradford M. Freeman, age 58. Mr. Freeman has been a Director of the Company since August 1997. Mr. Freeman was a Director of Koll Real Estate Services and Koll Management Services, Inc. from November 1994 to August 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies, founded in 1983. Mr. Freeman is also a member of the Board of Directors of RDO Equipment Company, an agricultural and industrial equipment distributor. Mr. Freeman holds a B.A. degree from Stanford University and an M.B.A. degree from Harvard University.

  Donald M. Koll, age 66. Mr. Koll has been a Director of the Company since August 1997. Mr. Koll was a Director of Koll Real Estate Services from November 1994 to August 1997 and Chairman from August 1996 to August 1997. He also served as Chairman and as a Director of Koll Management Services, Inc. from June 1988 to August 1997, and served as the Chief Executive Officer of Koll Management Services, Inc. from June 1988 to May 1991. Mr. Koll founded The Koll Company in 1962 and has served as Chairman and Chief Executive Officer of The Koll Company since that time. Since June 1992, Mr. Koll has been a Director and has served as an executive officer of Koll Real Estate Group, Inc., a real estate services company, which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan pre-approved by its bondholders. Mr. Koll is also a Director of The Irvine Company and Fidelity National Financial, Inc., a title company. He holds a B.A. degree from Stanford University.

  Paul C. Leach, age 54. Mr. Leach has been a Director of the Company since August 1996. Since its founding in 1991, Mr. Leach has served as President of Paul Leach & Company, a private investment-banking firm in San Francisco that specializes in international and domestic acquisitions and investments. He was Managing Director of The Lone Cypress Company, the then owner of Pebble Beach Company, from 1992 to 1999. From 1988 through 1991, Mr. Leach was a senior manager and partner in the international merger and acquisition group at Deloitte & Touche. Prior to 1988, he held several positions in San Francisco, including serving as a partner with both Osterweis Capital Management and Centennial Petroleum Company and manager of corporate development for Natomas Company. From 1975 through 1977, Mr. Leach served as associate director of the Domestic Council Staff at the White House during the Ford Administration. Mr. Leach holds an A.B. degree from Dartmouth College and M.B.A. and J.D. degrees from Stanford Graduate School of Business and Stanford Law School, respectively.

  David R. Lind, age 50. Mr. Lind is a Senior Vice President of the Company and has been a real estate salesperson with the Company since November 1977. Mr. Lind participated in the PGA Tour from 1975 to 1977. Mr. Lind holds a B.A. degree from Duke University.

  Frederic V. Malek, age 63. Mr. Malek has been a Director of the Company since 1989 and served as Co-Chairman from April 1989 to November 1996. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He was President of Marriott Hotels and Resorts from 1981 through 1988 and was Executive Vice President of Marriott Corp. from 1978 through 1988. He was Senior Advisor to the Carlyle Group, L.P., a merchant banking firm, from November 1988 through December 1991. From September 1989 through June 1990, he was President of Northwest Airlines and, from June 1990 through December 1991, he served as Vice Chairman of Northwest Airlines. From December 1991 through November 1992, Mr. Malek served as Campaign Manager for the 1992 Bush/Quayle presidential campaign. He also serves on the Board of Directors of American Management Systems, Inc.; Automatic Data Processing Corp.; FPL Group, Inc.; Manor Care, Inc.; Northwest Airlines Corporation; Paine Webber Funds; Sega Systems, Inc. and Global Vacation Group, and Aegis Communications Co., Inc. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. degree from the Harvard University Graduate School of Business.

  Ray Elizabeth Uttenhove, age 52. Ms. Uttenhove has been a Director of the Company since August 1997 and Senior Vice President of the Company since September 1997. Ms. Uttenhove also served as First Vice President of Retail Tenant Services of the Company from August 1995 to September 1997. Ms. Uttenhove joined the Company in March 1981. She has been named to the Company's Colbert Coldwell Circle (representing the top three percent of the Company's sales force) for 1995 and 1996. In 1995 she was awarded the William H.

McCarthy Award, the highest honor awarded producing professionals within the Company. Ms. Uttenhove holds a B.A. degree from Mary Baldwin College and M.A. and M. Ed. degrees from Georgia State University.

  W. Brett White, age 40. Mr. White has been Chairman--The Americas since May of 1999 and was President--Brokerage Services from August 1997 to May 2000. Previously, he was Executive Vice President of CBRE from March 1994 to July 1997, and Managing Officer of the CBRE Newport Beach, California office from 1992 to March 1994. Mr. White attended the University of California, Santa Barbara from 1979-1984.

  Gary L. Wilson, age 60. Mr. Wilson has been a Director of the Company since 1989. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. From 1985 until January 1990, Mr. Wilson was an Executive Vice President, Chief Financial Officer and Director for The Walt Disney Company and remains a Director of The Walt Disney Company. Mr. Wilson also serves on the Board of Directors of On Command Corporation and Veritas Holdings GmbH. From 1974 until 1985, he was Executive Vice President and Chief Financial Officer of Marriott Corporation. Mr. Wilson holds a B.A. degree from Duke University and an M.B.A. degree from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

  Raymond E. Wirta, age 56. Mr. Wirta has been Chief Executive Officer of the Company since May 1999 and a Director since August 1997. He served as Chief Operating Officer from May 1998 to May 1999. Mr. Wirta was Chief Executive Officer and a Director of Koll Real Estate Services from November 1994 to August 1997. Prior to that, Mr. Wirta held various management positions with Koll Management Services, Inc. since 1981. Mr. Wirta was a member of the Board of Directors and served as Chief Executive Officer from June 1992 to November 1996 to Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan pre-approved by its bondholders. Mr. Wirta holds a B.A. degree from California State University, Long Beach and an M.B.A. degree in International Management from Golden Gate University.

  The Board of Directors recommends a vote "FOR" election of the nominees for
                                   Director.

Principal Stockholders

  The following table sets forth certain information regarding beneficial ownership of the Company's voting capital stock as of March 23, 2000 by: (i) each person who is known by the Company to own beneficially more than five percent of each class of the Company's voting stock; (ii) each of the Company's Directors and nominees for Directors; (iii) each of the Company's executive officers named under "Executive Compensation--Summary Compensation Table" and (iv) all Directors and executive officers of the Company as a group.

                                                      Title
                                                        of   Number of
                                                      Class   Shares   Percent
                                                      ------ --------- -------
     Capital Guardian Trust Company.................. Common 1,733,000   8.48%
      11100 Santa Monica Blvd. (1)
      Los Angeles, California 90025
     FS Equity Partners III, L.P. (2)................ Common 3,402,463  16.65%
     FS Equity Partners International, L.P. .........
      466 Lexington Avenue
      New York, New York 10017
     Blum Capital Partners, L.P. (3)................. Common 3,265,810  15.98%
      909 Montgomery Street
      San Francisco, California 94183
     Stanton D. Anderson (4).........................                       *
     Gary J. Beban (4)...............................                       *
     Richard C. Blum (3)(4)(5).......................
     James J. Didion (4)(6)(7).......................          633,116   3.10%
     Bradford M. Freeman (2)(4)......................
     John C. Haeckel (4).............................                       *
     Donald M. Koll (4)(8)...........................          795,316   3.39%
     Paul C. Leach (4)...............................                       *
     David R. Lind (4)...............................                       *
     Frederic V. Malek (4)(9)........................          406,877   1.99%
     Walter V. Stafford (4)(6).......................                       *
     Ray E. Uttenhove (4)(10)........................                       *
     W. Brett White (4)..............................                       *
     Gary L. Wilson (4)..............................                       *
     Raymond E. Wirta (4)............................                *
     All Directors and executive officers as a group
      (15 persons) (11)..............................        8,976,362  43.93%

--------
  * Less than 1%.
 (1) Based upon a Schedule 13G dated February 10, 2000, Capital Guardian Trust Company is a bank within the meaning of Section 3(a)(6) of the Securities Exchange of 1934 and is deemed to be the beneficial owner of, with sole dispositive power for 1,233,000 shares and sole voting power for 1,303,4000 shares as a result of serving as an investment manager for various institutional accounts.
 (2) Based upon a Schedule 13D dated August 28, 1997. Includes 3,278,448 shares of Common Stock, and does not include 351,585 warrants to purchase Common Stock, held by FS Equity Partners III, L.P., of which FS Capital Partners, L.P. is the general partner. Bradford M. Freeman, a Company Director, is a stockholder of FS Holdings, Inc., the general partner of FS Capital Partners, L.P. Also includes 124,015 shares of Common Stock, but not 13,299 warrants, held by FS Equity Partners International, L.P., of which FS&Co. International, L.P. is the general partner. Mr. Freeman is a stockholder of FS International Holdings Limited, the general partner of FS&Co. International, L.P. Mr. Freeman has shared investment power over the securities and disclaims beneficial ownership of the shares and warrants except to the extent of his pecuniary interest.

 (3) Includes 85,400 shares owned directly by Benefits Connection Group Pension Plan, Common Fund for Non-Profit Organizations, United Brotherhood of Carpenters Pension Plan and Stinson Capital Fund (Cayman) Ltd. as to which Blum Capital Partners, L.P. is the investment manager with voting and investment discretion. Includes 981,033 shares owned by BK Capital Partners II, L.P., BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P. and Stinson Capital Partners III, L.P. limited partnerships as to which Blum Capital Partners, L.P. is the general partner. Includes 2,198,800 shares owned by RCBA Strategic Partners, L.P. Richard C. Blum & Associates, Inc. is the general partner of Blum Capital Partners, L.P. Richard C. Blum is (i) a significant shareholder of Richard C. Blum & Associates (ii) the managing member of RCBA G.P.L.L.C., the general partner of RCBA Strategic Partners, and (iii) a director of the Company. Except as to any pecuniary interest Mr. Blum disclaims beneficial interest of all of the shares other than those owned by RCBA Strategic Partners.
 (4) Represents number of shares of Common Stock which the named individual beneficially owns as well as those which the individual has options to acquire that are exercisable on or before May 21, 2000, which options have not been exercised. The respective numbers shown in the table include the following number of option shares for the following individuals: Anderson--7,024; Beban--9,600; Blum--12,443; Didion-- 200,000; Haeckel--20,000; Koll--61,026; Leach--2,970; Lind--1,810;
     Malek--8,970; Uttenhove--2,058; White--9,600; Wirta--537,589 (options do not include an option to purchase 521,589 shares of Common Stock from The Koll Holding Company which shares are controlled by Donald Koll with the actual shares being reported by Mr. Koll); and Wilson--12,692.
 (5) Except for any pecuniary interest, Mr. Blum disclaims any beneficial ownership as to the shares owned by Benefits Connection Group Pension Plan, Common Fund for Non-Profit Organizations United Brotherhood of Carpenters Pension Plan, Stinson Capital Fund (Cayman) Ltd., Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., Stinson Capital Partners IV, L.P., BK Capital Partners II, L.P. and BK Capital Partners IV, L.P. As to each of these entities, Blum Capital Partners, L.P. is either the investment manager (with voting and investment discretion) or the general partner. Includes 2,198,800 shares owned by RCBA Strategic Partners, L.P. whose general partner is RCBA GP, L.L.C. Richard Blum is the managing member of RCBA GP.
 (6) Includes shares to which the named individual will be entitled pursuant to the CB Richard Ellis Deferred Compensation Plan upon termination of employment with the Company; James Didion 121,970 and Ray Elizabeth Uttenhove 827.
 (7) Includes 7,000 shares held in trust for the benefit of three members of Mr. Didion's immediate family.
 (8) Includes shares of Common Stock held by The Koll Holding Company, which is wholly owned by The Koll Company, which in turn is wholly owned by The Koll Company Stock Trust, of which Mr. Koll is the trustee and co-beneficiary. Does not include 78,746 warrants to purchase Common Stock. Includes shares that are subject to the options held by Mr. Wirta (521,589 shares).
 (9) Includes 98,000 shares owned by a trust for which Mr. Malek is the trustee.
(10) Includes 103 shares for which Ms. Uttenhove shares investment and voting power with her husband.
(11) Includes 345,193 shares of Common Stock subject to options exercisable on or before May 23, 2000 (not including Mr. Wirta's option to purchase 521,589 shares).

Committees and Meetings of the Board of Directors

  The Board of Directors held four meetings during calendar year 1999.

  The Executive Committee is composed of two members and met eight times in 1999. The members of the Executive Committee through May 21, 1999 were Messrs. Didion, Wirta, Haeckel and Stafford; thereafter the members were Messrs Wirta and White. The Executive Committee acts on behalf of the Board of Directors when the Board of Directors is not in session. The Executive Committee has no authority with respect to any matter as to which any other board committee has authority.

  The Compensation Committee is composed of three members and met three times in 1999. The members of the Compensation Committee are Messrs. Blum, Freeman and Koll. The Compensation Committee is authorized to determine the compensation of the Company's Chairman and its Chief Executive Officer and, upon the recommendation of the Chief Executive Officer, the compensation of the President, if any, and Chief Financial Officer. The Compensation Committee also authorizes the adoption of employee benefit plans (other than plans which involve more than 250,000 shares of Common Stock) and makes grants of stock options, restricted stock awards and all other stock related incentive compensation awards to employees and Directors pursuant to plans adopted by the Company. Outside Directors comprise all of the members of the Compensation Committee.

  The Audit Committee is composed of three members and met three times in 1999. The members of the Audit Committee are Messrs. Anderson, Malek, and Leach, all of whom are outside Directors of the Company. The purpose of the Audit Committee is to recommend a firm of independent public accountants to be appointed by the Board of Directors subject to stockholder ratification, review the Company's annual consolidated financial statements and consult with the representatives of the independent public accountants, the Company's internal auditors and the Chief Financial Officer and Principal Accounting Officer with regard to the adequacy of internal controls. Outside directors comprise all of the members of the Audit Committee.

  The Acquisition/Investment Committee is composed of five members and met once in 1999. The members of the Acquisition/Investment Committee are Messrs. Blum, Wirta, Malek, Freeman and Wilson. The purpose of the Acquisition/Investment Committee is to authorize the undertaking by the Company of definitive negotiations with respect to any acquisition or investment that contemplates the issuance of any class of the Company's stock up to $25 million or the aggregate cost of which is likely to exceed $10 million but not more than $25 million. Acquisitions with a cost of over $25 million require approval of the Board of Directors. Cost includes the purchase price of the acquisition plus any indebtedness (other than payables) assumed.

  The Corporate Governance Committee is composed of three members and met once in 1999. The members of the Corporate Governance Committee are Messrs. Anderson, Leach and Malek. The purpose of the Corporate Governance Committee is to oversee matters related to corporate governance, including the process of nominating Directors for election, and to nominate Directors for election. The Corporate Governance Committee considers nominees recommended by stockholders and recommends nominees to the Board of Directors. Outside directors comprise all of the members of the Corporate Governance Committee.

  Director Blum attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors during fiscal 1999.

Directors Fees

  Each of the Directors of the Company who is not also a salaried employee is entitled to receive a fee of $2,000 for attendance at each meeting of the Board of Directors and at each meeting of a Board committee, and an annual retainer of $20,000 payable quarterly (Directors Lind and Uttenhove are paid no salary and receive only commissions and are therefore entitled to these fees). A Director may elect to receive all or any portion of his or her fees and retainer as options to purchase shares of Common Stock with an exercise price of $1. For 1999 eight Directors elected to receive options for 12,262 shares in lieu of cash fees. Beginning in 1999, each Director who was not a salaried employee received an initial option to purchase 5,000 shares of Common Stock at its fair market value on the first trading day of 1999. After 1999 each new director who is not a salaried employee will receive an option for 5,000 shares of stock. All Directors other than salaried directors will receive annual options for 1,000 shares for each year after the year in which the 5,000 share option is granted. The exercise price in all cases will be fair market value of the Company's common stock on the first trading day of the year in which the option is granted. No Director received compensation from the Company for services as a Director in 1999 in excess of $35,000. Directors are reimbursed for their expenses for each meeting attended.

Executive Compensation

  Summary Compensation Table. The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the Company's three other executive officers for the three years ended December 31, 1999.

                                        Annual Compensation           Long Term Compensation
                                 ------------------------------------ ------------------------
                                                                                   Securities
                                                           Other      Restricted   Underlying
Name and Principal                                        Annual         Stock        Stock            All Other
Position                 Year     Salary  Bonus(1)    Compensation(2)   Awards       Options        Compensation(3)
------------------------ ----    -------- --------    --------------- -----------  -----------      ---------------
Raymond E. Wirta........ 1999    $412,523 $300,000       $ 12,000                0           --              0
Chief Executive Officer  1998    $384,387 $395,920       $ 12,000                0       80,000(5)           0
                         1997    $108,429 $ 50,000       $  4,000                0       80,000(5)           0

James J. Didion......... 1999    $412,523        0       $131,718(4)             0            0              0
Chairman of the Board    1998    $500,000 $537,500       $131,718(4)             0            0              0
                         1997    $500,000 $800,000       $131,718(4)             0      200,000         $1,846

W. Brett White.......... 1999    $331,846 $225,000       $ 45,342(6)             0       52,000              0
Chief Operating Officer  1998    $281,250 $318,908       $ 45,342(6)        25,000            0              0
                         1997    $178,125 $432,167       $ 12,000                0       48,000(5)      $1,846

John C. Haeckel......... 1999    $298,077 $131,000       $ 77,908(9)             0            0              0
Senior Executive
 Vice President          1998    $300,000 $260,580       $ 67,908(9)             0            0              0
and Chief Financial
 Officer                 1997(7) $206,250 $450,749(8)    $ 40,991(9)        35,000       40,000              0

Walter V. Stafford...... 1999    $298,077 $120,000       $ 58,406(4)             0       20,000              0
Senior Executive Vice
 President.              1998    $300,000 $257,550       $ 58,001(4)             0            0              0
Secretary and General
 Counsel                 1997    $300,000 $502,591       $ 60,395(4)             0            0         $1,846

--------
(1) Bonus for each year is paid pursuant to the Annual Management Bonus Plan in the first quarter of the following year.
(2) With respect to Other Annual Compensation paid in 1997, 1998 and 1999 the amounts listed include $12,000 automobile allowance (with the exception of Mr. Wirta, who in 1997 received a $4,000 automobile allowance) and the interest accrued in 1997 and forgiven in 1998, the interest accrued in 1998 and forgiven in 1999, and the interest accrued in 1999 and forgiven in 2000, under the promissory notes delivered by Messrs. Didion, Haeckel and Stafford pursuant to the Company's 1996 Equity Incentive Plan (the "EIP"). Includes interest accrued in 1998 and forgiven in 1999 and interest accrued in 1999 and forgiven in 2000 under the promissory note delivered by Mr. White pursuant to the EIP. (See notes 4, 6 and 9.)
(3) Consists of each individual's allocable share of profit sharing contributions made by the Company to the Company's Cap Plan.
(4) Pursuant to the Company's Equity Incentive Plan, shares of Common Stock were purchased by such individual in 1996 for a purchase price of $10 per share (the appraised value of the Common Stock at the time of such purchase), which was paid by delivery of a full recourse promissory note. The notes bear interest at the rate of 6.84% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). The aggregate number and value of such shares held by the individuals named above as of December 31, 1999 net of the purchase price of such shares was as follows: Mr. Didion--175,027 ($415,689); and Mr. Stafford--48,640 ($115,520). The shares vest at the rate of 5 percent per quarter commencing December 31, 1995. As a result of bonuses paid in 1998, 1999 and in 2000 all interest on Mr. Stafford's promissory notes for 1997, 1998 and 1999 was forgiven. As a result of bonuses paid in 1998 and 1999 all interest on Mr. Didion's promissory note for 1997 and 1998 was forgiven. As a result of the decision of the Compensation Committee in February of 2000, Mr. Didion's interest for 1999 was also forgiven.

(5) In 1998, Mr. Wirta received options to purchase 100,000 shares of Common Stock, which were amended on December 15, 1998. Pursuant to the amendment, the options were repriced and the number of shares underlying such options was reduced by 20% to 80,000 shares. Mr. Wirta also had an option for 100,000 shares, granted in 1997, amended on December 15, 1998 and reduced to options to purchase 80,000 shares of Common Stock. In 1998, Mr. White had an option to purchase 60,000 shares of Common Stock amended and repriced on December 15, 1998, pursuant to which the shares underlying such options were reduced to 48,000 shares of Common Stock each.
(6) Pursuant to the Company's 1996 Equity Incentive Plan, in 1998 Mr. White purchased 25,000 shares of Common Stock for a purchase price of $38.50 per share (the fair market value of the Common Stock at the time of the purchase) which was paid by a full recourse promissory note. The note bears interest at a rate of 5.94% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). As a result of bonuses paid in 1999 for 1998 and in 2000 for 1999 all interest on Mr. White's note for 1998 and 1999 was forgiven. Mr. White held a total of 25,000 shares as of December 31, 1999, which, net of the purchase price, had a negative value. A First Amendment to the Promissory Note dated June 1, 1998 provides that the portion of the then outstanding principal in excess of the fair market value of the shares shall be forgiven in the event that Mr. White is an employee of the Company or its subsidiaries on November 16, 2002 and the fair market value of a share of the Company's Common Stock is less than $38.50 on November 16, 2002. In the event of any such principal forgiveness the Company shall pay to Mr. White an amount equal to any federal, state or local income tax liability resulting from such principal forgiveness.
(7) Mr. Haeckel's employment by the Company commenced in April 1997 and terminated February 25, 2000.
(8) Includes a bonus of $75,000 paid in the second quarter of 1997.
(9) Pursuant to the Company's Equity Incentive Plan, Mr. Haeckel purchased 35,000 shares of Common Stock for a purchase price of $23.50 per share (the market value of the Common Stock at the time of such purchase), which was paid by delivery of a full recourse promissory note. The note bears interest at a rate of 6.8% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). As a result of bonuses paid in 1998 for 1997, 1999 for 1998 and 2000 for 1999 all interest on Mr. Haeckel's note for 1997, 1998 and 1999 was forgiven. Mr. Haeckel held a total of 35,000 shares as of December 31, 1998, which, net of the purchase price, had a negative value. A Second Amendment to the Promissory Note effective as of February 25, 2000 (the date Mr. Haeckel's employment with the Company terminated) extends the term of the note to February 25, 2005 and provides for the forgiveness of interest so long as Mr. Haeckel does not perform services for certain identified competitors of the Company. Mr. Haeckel is obligated to sell the shares if their price for 30 consecutive trading days exceeds $23.75 per share at any time prior to February 25, 2005.

  As part of the senior management succession planning which began in early 1998, upon election by the Board of Directors at the 1999 Annual Meeting Ray Wirta succeeded James Didion as the Company's CEO. Mr. Didion will continue as Chairman at the pleasure of the Board. As part of this change, the Company and Mr. Didion have entered into an amended and restated ten-year employment agreement which provides for an annual salary of $500,000 with no incentive compensation or bonus anticipated. In the event of a change-of- control any successor entity is obligated to assume Mr. Didion's agreement. In the event of a change of control any successors entity is obligated to assume Mr. Didion's agreement. Mr. Didion will act as a Senior Adviser to the Company during the term of his employment. For so long as he is employed, the Company will provide Mr. Didion with medical and other benefits generally made available to senior officers and an office, a secretary and clerical help. The amended agreement is terminable by the Company for cause. Cause includes conviction of a felony, fraud and willful and substantial failure to render services. If the agreement is terminated without cause or in the event of his death or total disability, Mr. Didion (or his estate) will continue to be entitled to the salary and will be fully vested in any unvested stock options or stock purchase rights. In 1999 the agreement was amended to add a cost-of-living adjustment.

  Option Grants Table. The following table sets forth information concerning grants of stock options during the year ended December 31, 1998 to the persons named in the preceding table.

                                                                             Potential
                                                                        Realizable Value at
                                                                              Assumed
                                        Percentage                        Annual Rates of
                            Number of    of Total                           Stock Price
                            Securities   Options                         Appreciation for
                            Underlying  Granted to Exercise                 Option Term
                              Option    Employees    Price   Expiration -------------------
   Name                      Granted     in 1999   Per Share    Date     5% ($)   10% ($)
   ----                     ----------  ---------- --------- ---------- -------- ----------
   W. Brett White..........   52,000(1)    8.9%     $14.25    9/30/09   $466,011 $1,180,931
   Walter V. Stafford......   20,000(1)    3.4%     $14.25    9/30/09   $179,235 $  454,216

--------
(1) The options vest 20% per year beginning September 30, 2000.

  Aggregated Options Table. The following table sets forth information concerning unexercised options held as of December 31, 1999 by the persons named in the table under "Summary Compensation Table" above. As of February 28, 2000, no options had been exercised by any of such persons.

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                                            Options at          In-the-Money Options at
                                             Value       December 31, 1999         December 31, 1999
                            Shares Acquired Realized ------------------------- -------------------------
   Name                       on Exercise     ($)    Exercisable Unexercisable Exercisable Unexercisable
   ----                     --------------- -------- ----------- ------------- ----------- -------------
   James J. Didion.........        --          --      200,000                     $ 0          $ 0
   Raymond E. Wirta........        --          --       16,000      144,000        $ 0          $ 0
   W. Brett White..........        --          --        9,600       90,400        $ 0          $ 0
   John C. Haeckel.........        --          --       20,000       20,000        $ 0          $ 0
   Walter V. Stafford......        --          --            0       20,000        $ 0          $ 0

  Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The members of the Compensation Committee of the Board of Directors, who are appointed by the Board of Directors, are Messrs. Blum, Freeman and Koll.

 Compensation Committee Report on Executive Compensation.

  The Company's policies relating to compensation of its executive officers and other senior executives are intended to provide incentives to attract, retain and reward executives in order to enhance the Company's profitability and performance. This goal is achieved in part by materially linking each individual executive's compensation with the results achieved by such executive.

  Compensation of each of the named executive officers as well as other senior executives consists of a base salary and annual incentive compensation pursuant to the Annual Management Bonus Plan.

  Annual incentive compensation, which generally is paid in cash, is tied to the Company's financial performance, the performance of certain units within the Company and the results achieved by each individual executive in the preceding fiscal year. The annual incentive compensation actually paid to each executive is based on the Company's level of financial performance, the level of performance of the business unit for which the executive is responsible and the executive's achievement of individual performance goals established at the beginning of the year. Performance goals range from specific financial goals (such as sales growth, margin improvement or cost reductions) to strategic goals (such as increased market share, new product development and innovation and cross-selling) to management goals (such as productivity and quality improvement and personnel matters). Specific weighting is assigned to each identified goal. At the end of the year, performance of these goals is determined on an arithmetic scale with the pre-established weighting.

  The Chief Executive Officer's annual incentive compensation, like that of other executives, is tied to the Company's financial performance and the results achieved by the Chief Executive Officer as evaluated by the Compensation Committee. For 1999 the Chief Executive Officer was entitled to no bonus under the terms of the Annual Management Bonus Plan because the Company failed to achieve the minimum required results. In light of the significant efforts and success of Mr. Wirta in reducing expenses and back office overhead during the fourth quarter the Compensation Committee decided to pay the Chief Executive Officer a special bonus of $300,000.

  Executive officers and other senior officers are also provided longer term incentive compensation through grants of restricted stock awards and stock options which vest over time. The Compensation Committee believes that stock option grants provide an incentive to senior management to view the Company from the perspective of equity shareholders because such options provide value to the recipient only when the value of the Company's stock increases above the grant price of the options. Grants of restricted stock provide a similar incentive. In determining recommendations of grants of restricted stock and stock options to individual executives (other than to the Chief Executive Officer), the Chief Executive Officer considers, among other things, the level of responsibility and contribution and anticipated performance requirements of each individual.

  In 1996 the Compensation Committee of the Board of Directors adopted the 1996 Equity Incentive Plan (the "Equity Incentive Plan") and the Board of Directors reserved 550,000 shares of Common Stock for issuance thereunder. The purpose of the plan is to offer selected senior executives an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing at fair market value shares of the Company's Common Stock. In 1997, 35,000 shares were sold to a senior executive for a purchase price of $23.50 and in 1998, 25,000 shares were sold to a senior executive for a purchase price of $38.50 per share. See Notes 4, 6 and 9 to "Executive Compensation--Summary Compensation Table" above.

  The Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company.

  The Compensation Committee believes that its actions are, and have been, consistent with the Company's policies as noted above and in the best interests of the Company's stockholders.

  The foregoing report has been furnished by Messrs. Blum, Freeman and Koll. The Compensation Committee is appointed by the Board of Directors and consists of outside, independent Directors.

  Stock Performance Graph. Set forth below is a graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of (i) the NASDAQ Market Index; (ii) the NYSE Market Index (the Company moved to, and commenced trading on, the New York Stock Exchange on November 7, 1997); and (iii) a peer group index consisting of the common stock of Grubb & Ellis Co., a commercial real estate brokerage company traded on the New York Stock Exchange, for the period from December 31, 1993 through December 31, 1999. Cumulative total stockholder return consists of change in stock price and cumulative dividends, assuming dividend reinvestment. The amount used for the stock price of the Company's Common Stock for periods prior to November 26, 1996 (when the Common Stock commenced trading on The Nasdaq National Market) is the appraised value for purposes of the Company's Capital Accumulation Plan of the Company's Class B-2 Common Stock (which converted into Common Stock on a one-for-one basis on December 2, 1996). The appraised value reflected a discount applied by the outside appraisal firm due to the Company's stock not being publicly traded and being subject to numerous restrictions on transfer. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

                         STOCK PRICE PERFORMANCE GRAPH

                       [PERFORMANCE GRAPH APPEARS HERE]

     Measurement Period        CB Richard Ellis    Nasdaq        NYSE      Peer
     (Fiscal year covered)      Services, Inc.  Market Index Market Index  Group
     ---------------------     ---------------- ------------ ------------ -------
     Measurement Pt-12/30/94.      $100.00        $100.00      $100.00    $100.00
     FYE 12/29/95............      $119.16        $129.71      $129.66    $100.00
     FYE 12/31/96............      $239.52        $161.18      $156.20    $225.00
     FYE 12/31/97............      $385.51        $197.16      $205.49    $684.38
     FYE 12/31/98............      $217.13        $278.08      $244.52    $403.13
     FYE 12/31/99............      $217.13        $490.46      $267.75    $234.38

Management

  In addition to Messrs. Didion, White and Wirta, whose biographical information is included under "Directors and Nominees for Directors," the following persons are executive officers of the Company. All executive officers hold their office at the pleasure of the Board of Directors:

  John C. Haeckel, age 40. On April 1, 1997, Mr. Haeckel joined the Company as Chief Financial Officer and Senior Executive Vice President. Mr. Haeckel resigned from the Company effective February 25, 2000. From January 1996 to March 1997, Mr. Haeckel was President of Perdix Group, LLC, a management consulting firm that he founded. From October 1993 to November 1995, he was Chief Financial Officer and from April 1994 to November 1995 he was Executive Vice President of Broadway Stores, Inc. From 1987 to 1994 he was a General Partner and from 1984 to 1986 he was an Associate with Chilmark Partners, a merchant banking firm. Mr. Haeckel holds a B.A. degree and a Masters of Business and Public Management degree from Rice University.

  Walter V. Stafford, age 59. Mr. Stafford has served as Senior Executive Vice President and General Counsel of the Company since 1995 and as Secretary since 1999. Mr. Stafford was a partner at the law firm Pillsbury Madison & Sutro LLP from 1988 to 1995 and from 1973 to 1982. From 1982 to 1988 he was Senior Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994 he was a Director of that company. Mr. Stafford holds a B.A. degree from the University of California, Berkeley and an L.L.B. degree from Boalt Hall.

Employment Contracts, Termination of Employment

  As part of the senior management succession planning which began in early 1998, Ray Wirta succeeded James Didion as the Company's CEO effective with the 1999 Annual Meeting. Mr. Didion continues as Chairman. As part of this change, the Company and Mr. Didion entered into an amended and restated ten-year employment agreement which provides for an annual salary of $500,000 with no incentive compensation or bonus anticipated other than the possible forgiveness of interest on a promissory note used to purchase stock pursuant to the 1996 Equity Incentive Plan. Mr. Didion will act as a Senior Adviser to the Company during the term of his employment. For so long as he is employed, the Company will provide Mr. Didion with medical and other benefits generally made available to senior officers and an office, a secretary and clerical help. The amended agreement is terminable by the Company for cause. Cause includes conviction of a felony, fraud and willful and substantial failure to render services. If the agreement is terminated without cause or in the event of his death or total disability, Mr. Didion (or his estate) will continue to be entitled to the salary and will be fully vested in any unvested stock options or stock purchase rights. In the event of a change in control of the Company (which is very broadly defined) the Company or its successors must specifically agree to be bound by Mr. Didion's employment agreement. On September 1, 1999, the Company and Mr. Didion entered into a second amendment to this employment agreement which provides that Mr. Didion's salary will be subject to adjustment to reflect changes in the cost of living.

  In connection with the Company's acquisition of Koll Real Estate Services through a merger on August 28, 1997, the Company entered into an employment agreement, dated May 14, 1997, with Mr. Rothe (the "Rothe Employment Agreement"), and into a consulting agreement, dated July 16, 1997, with Mr. Koll (the "Koll Consulting Agreement"), both which became effective as of August 28, 1997. Pursuant to the Rothe Employment Agreement, the Company agreed to employ Mr. Rothe as Senior Executive Vice President of the Company. Pursuant to such employment agreement, Mr. Rothe is entitled to receive (i) a base annual salary in the amount of $325,000 which will be reviewed from time to time by the Company but will not be made less than $325,000, (ii) participation in the Annual Management Bonus Plan which may entitle him to an annual bonus equal to, less than or greater than one hundred percent of his salary and (iii) a grant of a ten year stock option for 100,000 shares of Common Stock at an exercise price of $22.75 per share. The option vests as to one-third of the shares on August 28, 2000, as to two-thirds on August 28, 2001, and as to all of the shares on August 28, 2002. Upon any termination of employment, Mr. Rothe will forfeit all unvested shares. Mr. Rothe's employment agreement expires August 27, 1999. In addition options on identical terms to Mr. Rothe's were granted to Mr. Wirta (100,000 shares) and to Mr. Richard S. Abraham (50,000 shares) in connection with their retention as employees of the Company. Mr. Abraham has resigned from the Company effective March 31, 1998 and has forfeited such option.

  Pursuant to the Koll Consulting Agreement, Mr. Koll agreed to serve as a consultant to the Company as an independent contractor. Mr. Koll is entitled to receive (i) a base salary of $12,500 per month and (ii) the grant of a stock option to purchase 250,000 shares of Common Stock for an exercise price of $36.75 per share which is fully vested but will terminate one year after such consulting agreement is terminated. The Koll Consulting Agreement had a term of one year which ended on August 27, 1998. The option terminated August 27, 1999.

Certain Relationships and Related Transactions

  In February 1995 the Company retained the law firm of McDermott, Will & Emery, of which Mr. Anderson is now a partner and was then counsel, to provide services to the Company consisting of legal counsel in connection with the Company's activities with certain Federal agencies.

  Pursuant to the Company's Equity Incentive Plan, a restricted stock purchase plan, shares of Common Stock were purchased in 1996 by the executive officers and Directors named below for a purchase price of $10 per share (the appraised value of the Common Stock at the time of such purchase), which was paid by delivery of a full recourse promissory note. The notes bear interest at the rate of 6.84% per annum which may be forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). The aggregate number, purchase price, value and net value of such shares held by the individuals named above as of December 31, 1999 was as follows:

                                                 Aggregate  Aggregate
                                         No. of   Purchase  Value of
                                         Shares    Price     Shares   Net Value
                                         ------- ---------- --------- ---------
   James J. Didion...................... 175,027 $1,750,270 2,165,959 $ 415,689
   Walter V. Stafford...................  48,640 $  486,400   601,920 $ 115,500
   W. Brett White.......................  35,000 $  962,500   433,125 $(529,375)
   John C. Haeckel......................  25,000 $  587,500   309,375 $(278,125)

  The shares vest at the rate of 5 percent per quarter commencing on the purchase date. As a result of bonuses paid in 2000, all interest on Mr. Stafford's promissory note for 1999 was forgiven. Interest on Mr. Didion's promissory note was forgiven by the Compensation Committee. In 1997, Mr. Haeckel purchased 35,000 shares of Common Stock for a purchase price of $23.50 per share (the market value of the Common Stock on the date of the purchase), which was paid by the delivery of a promissory note. The note bears interest at a rate of 6.8% per annum, which may be forgiven as previously described. As of December 31, 1999, Mr. Haeckel held 35,000 shares which, net of the purchase price, had a negative value. The shares vest at a rate of 5% per quarter commencing June 30, 1997. As a result of the bonus paid in 2000, interest on the promissory note for 1999 was forgiven. A Section 1 Amendment to the Promissory Note effective as of February 25, 2000 provides that the term of the note is extended to February 25, 2005 and provides for the forgiveness of interest so long as Mr. Haeckel does not work for certain identified competitors of the Company. Mr. Haeckel is obligated to sell the shares if their closing price for 30 consecutive trading days exceeds $23.75 per share. In 1998, Brett White purchased 25,000 shares of Common Stock for a purchase price of $38.50 per shares (the market value of the Common Stock on the date of purchase), which was paid for by the delivery of a promissory note. The note bears interest at a rate of 5.94% per annum, which may be forgiven as previously described. As of December 31, 1999, Mr. White held 25,000 shares which, net of the purchase price, had a negative value. The shares are subject to a right of repurchase by the Company, which terminates with respect to 5% of the total number of shares each quarter commencing March 31, 1998. A First Amendment to the Promissory Note dated June 1, 1998 provides that the portion of the then outstanding principal in excess of the fair market value of the shares shall be forgiven in the event that Mr. White is an employee of the Company or its subsidiaries on November 16, 2002 and the fair market value of a share of the Company's Common Stock is less than $38.50 on November 16, 2002. In the event of any such principal forgiveness the Company shall pay to Mr. White an amount equal to any federal, state or local income tax liability resulting from such principal forgiveness.

  Richard C. Blum & Associates, L.P., of which Mr. Blum is President, proposed to enter into a joint venture with the Company and Westmark Realty Advisors L.L.C., a wholly owned subsidiary of the Company, to propose to acquire the assets or stock of Triad Park, L.L.C., Richard C. Blum & Associates, L.P. and Westmark Realty Advisors L.L.C. agreed not to proceed with the proposed joint venture in February 1998.

  The Company and CBRE have entered into Indemnity Agreements with each of their present Directors, some of whom are also officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission (the "Commission") thereunder require the Company's executive officers and Directors to file reports of ownership and changes in ownership of the Company's securities with the Commission and to furnish the Company with copies of all such reports they file. Based on its review of such reports received by it and written representations from certain reporting persons, the Company believes that during 1999 all filing requirements applicable to its executive officers and Directors were met.

                                PROPOSAL NO. 2

    PROPOSAL TO APPROVE AN AMENDMENT TO THE CB RICHARD ELLIS SERVICES, INC. DEFERRED COMPENSATION PLAN INCREASING THE AUTHORIZED SHARES TO 1,650,000

  In 1994 the Company adopted the CB Richard Ellis Services, Inc. Deferred Compensation Plan (the "DCP") and reserved for issuance thereunder 500,000 shares of common stock par value $0.01 (increased by the Board of Directors to 650,000 shares in September 1999 and 1,650,000 shares in February 2000 subject to shareholders approval). Under the Deferred Compensation Plan prior to the Company Match and the Retention and Hire amendments described below any member of senior management and any highly compensated employee could elect to defer some or all of his or her cash compensation and have it invested in one of three areas:

  . Company Stock (money deferred pursuant to this option is retained by the Company and the Company has an obligation to distribute a number of shares of stock determined by dividing the deferral amount by the price of the stock at the time of the deferral). Effective May 1, 2000 all deferrals of employees which are to be invested in common stock will be used to purchase such stock in the market on a contemporaneous basis.

  . Interest Index Fund (money deferred pursuant to this option is retained by the Company and the Company has an obligation to pay back the amount of the deferral plus interest at the rate in effect from time-to-time under the Company's Revolving Credit Agreement).

  . Insurance Fund (money deferred pursuant to this option (which was added in May of 1999) is invested in an insurance product which holds mutual funds. The employee can choose which of these mutual funds will be used to measure gain or loss of the amount deferred. Because the Company actually makes the investment in the form of a premium payment it has an asset equal to its liability to the employee (except for a small amount used to pay for term life insurance, premium tax, insurance company profit and commission).

  At December 31, 1999 the Company had an obligation to issue 746,000 shares of common stock pursuant to the Deferred Compensation Plan (an administrative error resulted in the number of shares of stock credited under the Plan exceeding the authorized stock available, an error which will be corrected in the future by using treasury stock previously purchased by the Company), an obligation to pay $18,455,000 pursuant to the Interest Index Fund and an obligation to pay $20,798,000 pursuant to the Insurance Fund. The cash surrender value of the Insurance Fund (the value of the mutual funds) was less than the obligation to pay so that the Company had an unfunded liability of less than $1,000,000 relating to the Insurance Fund.

Company Match

  Effective for 1999 the Company amended the DCP to add the "Company Match." The Company Match applies only to sales people who generate $1 million or more in gross commissions in any given year and who actively participate in the DCP during that year. For these high-producing employees the Company will match the amount the employee has deferred up to a maximum of the lesser of $100,000 or 10% of the employee's gross commissions. The Company Match is subject to two conditions: (a) the employee must sign a five year covenant not to compete (which runs from the date his or her employment terminates) and (b) if the Company so determines, the employee can be required to move from his or her Interest Index Fund account or Insurance Fund account into the Stock Fund an amount equal to one half the Company Match. For this purpose, an employee receives credit for any amount he or she voluntarily allocated to purchase Common Stock pursuant to the DCP during the year. These employee funds will be used to purchase stock in the market on a contemporaneous basis.

  The Company Match concept was added to the DCP because the Company's competitors have enticed a number of its high producing sales people away with large cash payments (as much as $1 million). These payments are sometimes made in the form of a loan which is forgiven over a three to five year period so long as the individual continues to work for the competitor. The loss of key sales people, were it to continue, could seriously damage the Company's ability to generate revenue. The Company Match has been received by the sales force with real enthusiasm. For 1999 the Company Match will require approximately 510,000 shares all of which will be subject to forfeiture (employees vest in the Company Match at the rate of 20% per with the first vesting increment occurring December 31, 2000). The Company believes that the Company Match will have a substantial effect in stabilizing the Company's high producing sales professionals particularly as the price of the Company's Common Stock increases. For 1999 the Company will not require employees to transfer into company stock from other accounts one half of the Company Match.

Retention and Hire Program

  The Company Match over several years will, in the Company's view, provide a strong inducement or "golden handcuff" to stay with the Company. However, until at least two Company Matches have occurred the Company is concerned that the Company Match is not large enough to retain its top sales professionals many of whom earn more than a million dollars a year. To help solve this retention issue the Board of Directors amended the DCP in 2000 on a one time basis (2000 only) to permit grants to its highest producing sales professionals.

  These share awards--which will be made in the form of a credit to the individuals Deferred Compensation Plan Stock Account--will vest only if the employee remains employed through December 31, 2003, i.e., four year cliff vesting. The exact amount of the awards has not yet been determined.

  The Company also wishes over the next several years to add several hundred new sales professionals partly out of college and partly from people who have sales experience although not necessarily in the commercial real estate area. On an ongoing basis, it is expected that each year for the next two or three years approximately 50 sales people who have sales experience will be hired and be awarded up to a $50,000 allocation under the DCP which will be converted into a number of shares of common stock by dividing the amount of the award by the stock price on the date of the award. The stock allocation will vest only if the employee stays with the Company for four years (four year cliff vesting) and signs a five year covenant not to compete.

  Based upon estimated employee turnover approximately 20-30% of the Company Match and one-time Retention grants will be forfeited and approximately 50% of the Hire awards will be forfeited. There is, of course, no way to know with certainty what the employee turnover will be. Any forfeited shares will be available for reissue.

  The Company is asking its shareholders to increase the number of newly issued shares of Common Stock, par value $0.01, which it can issue pursuant to the Deferred Compensation Plan from 500,000 to 1,650,000 with the increased shares to be used primarily for the Company Match program and the Retention and Hire program described above. Neither executive officers nor directors may be allocated any shares under either of those programs except that employee directors who are compensated solely by commissions and other incentive compensation may receive allocations.

  The following are the resolutions the shareholders are being asked to vote for in order to accomplish the foregoing:

  RESOLVED that primarily for use in connection with the Deferred Compensation Plan programs known as the "Company Match" program and the "Retention and Hire" program there are hereby reserved and authorized for issuance an additional 1,150,000 shares of Common Stock, par value $0.01 (for a total of 1,650,000 such shares) subject to no shares allocated pursuant to the Company Match program or the Retention and Hire program being allocated to or otherwise being made available for any executive officer or any director of the Company other than an employee director whose compensation as an employee is solely derived from commissions and other forms of incentive compensation; and be it further.

  RESOLVED that the Board of Directors of this Corporation and the officers of this Corporation be and the same hereby are authorized and directed to take such actions as they deem necessary or desirable to carry out the foregoing resolution.

The Board of Directors recommends a vote "FOR" approval of an amendment to the Deferred Compensation Plan to increase its authorized shares to 1,650,000

                                PROPOSAL NO. 3

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of Arthur Andersen LLP, Certified Public Accountants ("AA"), who examined the Company's consolidated financial statements for calendar year 1999, as independent accountants to examine the consolidated financial statements of the Company for calendar year 2000. The selection is being presented to the stockholders for ratification at this meeting. If the stockholders do not ratify the employment of AA, the selection of independent accountants will be reconsidered by the Board of Directors. Representatives from the firm of AA will be present at the Annual Meeting. They will be provided the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

   The Board of Directors recommends a vote "FOR" the ratification of Arthur
                                 Andersen LLP
                   as the Company's Independent Accountants

  The 1999 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1999, which includes the Company's annual report on Form 10-K (without exhibits thereto), has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Investor Relations, 200 North Sepulveda Boulevard, Suite 300, El Segundo, California 90245.

                                 OTHER MATTERS

  Management knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, persons acting pursuant to the proxy will vote on them in their discretion.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Proposals to be submitted for the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 1, 2000 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

  A stockholder proposal not included in the Company's proxy statement for the 2001 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company's Bylaws. To be timely, the Company's Bylaws provide that the Company must have received the stockholder's notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, the Company must receive the stockholder's notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

Annual Report

  The 1999 Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended December 31, 1999, which includes the Company's annual report on Form 10-K (without exhibits thereto), has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Investor Relations, 200 North Sepulveda Boulevard, Suite 300, El Segundo, California 90245.

Incorporation by Reference

  To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES DIDION

                                          JAMES J. DIDION
                                          Chairman of the Board


El Segundo, California
March 31, 2000

                        CB RICHARD ELLIS SERVICES, INC.
                              Common Stock Proxy


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Raymond E. Wirta and Walter V. Stafford as proxies (each with the power to appoint his substitute and with power to act alone) of the undersigned to vote all the shares of Common Stock of CB Richard Ellis Services, Inc. (the "Company") which the undersigned would be entitled to vote as designated on the reverse side of the Annual Meeting of Stockholders of the Company, to be held on May 16, 2000, and any adjournment thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

        If you are a participant in the Capital Accumulation Plan this proxy constitutes your authorization and direction to Vanguard Fiduciary Trust Company, the trustee of the CAP Plan, to vote all shares held on your behalf pursuant to the CAP Plan as specified herein. IF YOU FAIL TO PROVIDE AUTHORIZATION AND DIRECTION THIS PROXY WILL BE VOTED IN THE SAME PROPORTION AS SHARES OF COMMON STOCK FOR WHICH THE TRUSTEE DID RECEIVE DIRECTIONS FOR PROPOSALS 1, 2, 3 AND 4.

CB RICHARD ELLIS SERVICES, INC.
P.O. BOX 11277
NEW YORK, NY  10203-0277

(Continued, and to be dated and signed, on the other side)

                         PLEASE DETACH PROXY CARD HERE

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE: [X] IN BLUE OR BLACK INK.

1. To elect thirteen (13) Directors to serve as such until the next Annual Meeting of Stockholders and until their successors are elected and qualified

For all nominees                        WITHHOLD AUTHORITY
listed below        [ ]                 for all nominees listed     [ ]

Nominees: Stanton D. Anderson, Gary J. Beban, Richard C. Blum, James J. Didion, Bradford M. Freeman, Donald M. Koll, Paul C. Leach, David R. Lind, Frederic V. Malek, Ray Elizabeth Uttenhove, W. Brett White, Gary L. Wilson, Raymond E. Wirta (INSTRUCTIONS: To withhold authority to vote for any individual, mark the "Exceptions" box and that Nominee's name in the space provided below).

[ ] Exceptions
--------------------------------------------------------------------------------

                                                FOR        AGAINST      ABSTAIN
2. To approve an amendment to the Company's     [ ]          [ ]          [ ]
Deferred Compensation Plan to increase the
authorized shares of newly issued
Common Stock, par value $0.01, from
500,000 to 1,650,000

                                                FOR        AGAINST      ABSTAIN
3. To ratify the appointment of Arthur          [ ]          [ ]          [ ]
Anderson LLP as independent accountants
for the Company for 2000

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name (s) appear on this proxy. If signing for estates, trusts or corporations, your title and capacity should be stated. If shares are held jointly, each holder should sign.

                                                Dated:
--------------------------------                      ----------------------
     Signature


--------------------------------
     Signature if held jointly

PLEASE MAKE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                               Please detach here
                Your Must Detach This Portion of the Proxy Card
                  Before Returning It in the Enclosed Envelope